Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated April 30, 2019, with respect to the consolidated statements of financial position of InterXion Holding N.V. as of December 31, 2018, 2017 and 2016, and the related consolidated income statements and consolidated statements of comprehensive income, changes in shareholders’ equity, and cash flows for each of the years then ended, and the related notes, and the effectiveness of InterXion Holding N.V.’ internal control over financial reporting as of December 31, 2018, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated April 30, 2019, on the effectiveness of InterXion Holding N.V. and subsidiaries’ internal control over financial reporting as of December 31, 2018, expresses our opinion that InterXion Holding N.V. did not maintain effective internal control over financial reporting as of December 31, 2018 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph stating that the material weakness relates to an inability to obtain evidence of the operating effectiveness of internal controls at a service provider which operates a platform for processing payments and which the Company uses to pay the majority of their operating and capital expenses.

/s/ KPMG Accountants N.V.

Amstelveen, The Netherlands

March 17, 2020